FILED # C18919-97

MAR 01 2002

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

CERTIFICATE OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

MICRON SOLUTIONS, INC.

* * * * *

Pursuant to the provisions of the Nevada Revised Statutes, **Micron Solutions, Inc.**, a Nevada corporation, adopts the following amendments to its Articles of Incorporation:

1. The undersigned hereby certifies that on the 1st day of March 2002, a Special Meeting of the Board of Directors of **Micron Solutions, Inc.** was duly held and convened at which there was present a quorum of the Board of Directors acting throughout all proceedings, and at which time the following resolution was unanimously adopted by the Board of Directors:

> **BE IT RESOLVED:** That the Secretary of the corporation is hereby authorized and directed to obtain the written consent of stockholders owning at least a majority of the voting power of the outstanding stock of the corporation to call a Special Meeting of Stockholders to be held on Friday March 1, 2002 at 10:00 a.m., local time, at 50 West Liberty Street, Suite #880, Reno, Nevada 89501 for the following purposes:
>
> (a) To consider and vote upon proposals to amend the corporation's Articles of Incorporation as follows:
>
> (1) To change the name of the corporation to: **PanaMed Corporation.**
>
> (2) To provide an authorized capitalization of the corporation of 100,000,000 shares of Common stock and 10,000,000 shares of Preferred stock, with par value of $0.01 per share, each.
>
> (b) To consider and vote upon a proposal to effect a reverse split of the common stock of the corporation on a basis of ten (10) shares of

the presently outstanding stock surrendered for one (1) share of the newly authorized common stock.

(c) To provide for three-year terms for the Board of Directors with one third of the Board elected each year.

2. Pursuant to the provisions of the Nevada Revised Statues, a majority of the stockholders holding 2,000,000 shares of the 3,965,200 shares outstanding of **Micron Solutions, Inc.**, gave their written consent that a Special Meeting of Shareholders be held on Friday, March 1, 2002, at 10:00 a.m. local time, at 50 West Liberty Street, Suite #880, Reno, Nevada 89501, and with regard thereto, the undersigned certify as follows:

(a) The proposal to amend Article One which is set forth below was adopted by 2,000,000 shares. There were no shares voting against the proposal and no shares abstained from voting.

(b) The proposal to amend Article Four of the Articles of Incorporation, which is set forth below, was adopted by 2,000,000 shares. There were no shares voting against the proposal and no shares abstained from voting.

<u>ARTICLE ONE:</u> [NAME] The name of the corporation is:

PanaMed Corporation

<u>ARTICLE FOUR</u> [CAPITAL STOCK] The corporation shall have the authority to issue an aggregate of **ONE HUNDRED MILLION (100,000,000)** shares of Common stock, par value $.01 per share; and **TEN MILLION (10,000,000)** shares of Preferred stock, par value $.01 per share.

All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any un-issued stock, or any other securities which the corporation may now or hereafter be authorized to issue.

The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

Holders of the corporation's common stock shall not possess cumulative voting rights at any shareholders meeting called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.

3. The proposal to effect a reverse split of the common stock of the corporation on the basis of the surrender of ten (10) shares of the presently outstanding common stock for one (1) share of the newly authorized common stock was adopted by 2,000,000 shares. There were no shares voting against the proposal and no shares abstained from voting.

4. The proposal to provide a term of three years for each director with one third of the Board elected each year was adopted by 2,000,000 shares. There were no shares voting against the proposal and no shares abstained from voting.

IN WITNESS WHEREOF, the undersigned being the President and Secretary of **Micron Solutions, Inc.**, a Nevada corporation, hereunto affix their signatures this 1st day of March 2002.

MICRON SOLUTIONS, INC.

By ______________________
Thomas W. Sims/President

By ______________________
/Secretary

IN WITNESS WHEREOF, the parties hereto have caused this **Exchange Agreement** to be executed the day and year first above written.

MICRON SOLUTIONS, INC.

By ______________________
Kimberly Legere
President
(Hereunto duly authorized)

PANAMED, INC.

By ______________________
Thomas W. Sims
President & Exchange Agent for the stockholders of PanaMed, Inc.